Exhibit 99.1

Park Sterling Corporation Announces

Results for Second Quarter 2014

Charlotte, NC – July 24, 2014 – Park Sterling Corporation (NASDAQ: PSTB), the holding company for Park Sterling Bank, today released unaudited results of operations and other financial information for the second quarter of 2014. Highlights at and for the three months ended June 30, 2014 include:

Highlights

●

Adjusted net income available to common shareholders, which excludes merger-related expenses and gain or loss on sale of securities, of $3.8 million, or $0.09 per share, compared to $3.4 million, or $0.08 per share, in the prior quarter

●	Net income available to common shareholders of $3.4 million, or $0.08 per share, compared to $3.6 million, or $0.08 per share, in the prior quarter
●	Generated a $70.8 million increase in organic loans, representing 22% annualized growth
●	Generated a $40.9 million increase in discretionary assets under management, representing 47% annualized growth
●	Increased mortgage originations by $31.6 million, or 132% greater than the prior quarter
●	Decreased nonperforming loans to 0.65% of total loans from 0.70% at March 31, 2014
●	Decreased nonperforming assets to 1.14% of total assets from 1.23% at March 31, 2014
●	Completed merger with Provident Community Bancshares, Inc. on May 1, 2014
●	Declared quarterly cash dividend on common shares of $0.02 per share (July 2014)

“Operating results for the second quarter clearly demonstrate the value of Park Sterling’s multi-faceted growth strategy,” said James C. Cherry, Chief Executive Officer. “On the organic front, for the three months ended June 30, 2014 we reported a $70.8 million increase in loans, representing a 22% annualized growth rate, driven by robust production across both our commercial and retail lines of business. Our wealth management group reported a $40.9 million increase in discretionary assets under management, representing a 47% annualized growth rate, driven both by referrals from other areas of the bank and expanded wealth origination capabilities. In addition, we experienced a strong rebound in mortgage banking production to $55.7 million, representing a 132% increase over the first quarter of the year, driven by an improved market and expanded capabilities.

On the acquisition front, we completed our partnership with Provident Community Bancshares, Inc., (“Provident Community”) headquartered in Rock Hill, South Carolina, on May 1, 2014, only 57 days after announcing the transaction. The merger strengthens our position in the attractive Charlotte metro market, improves our branch density in South Carolina’s Upstate and Midlands regions, provides an attractive source of core deposits to help fund organic loan growth, and creates efficiencies which are expected to enhance financial returns to shareholders. The integration effort remains on schedule and we expect to re-brand the acquired branches and convert Provident Community to Park Sterling’s core operating systems during the third quarter.

On the financial front, we are pleased to report that adjusted net income available to common shareholders, which excludes merger related expenses and gain or loss on sale of securities, increased 12% to $3.8 million, or $0.09 per share, for the three months ended June 30, 2014, compared to the prior quarter, reflecting good progress from our ongoing investments in organic growth initiatives, as evidenced by the increases in loan, asset management and mortgage origination activity noted above. Asset quality continued to improve from already strong levels, with nonperforming loans decreasing 5 basis points to 0.65% of total loans and nonperforming assets decreasing 9 basis points to 1.14% of total assets. Capitalization remains strong, with tangible common equity to tangible assets at 10.35% and Tier 1 leverage at 10.60%. In summary, Park Sterling continues to cultivate both the financial profile and business strategies needed to achieve our growth ambitions.

On the capital management front, the company repurchased approximately 68,000 shares of common stock at an average cost of $6.50 per share during the second quarter under our previously announced 2.2 million share authorization, bringing total repurchases under the authorization to approximately 196,000 shares. In addition, yesterday the board declared a quarterly dividend of $0.02 per common share, payable on August 20, 2014 to all shareholders of record as of the close of business on August 6, 2014. Future dividends will be subject to board approval.

Overall, we are very pleased to report the company’s strong financial and operating results this quarter and believe that Park Sterling is well positioned to continue pursuing our vision of building a full-service regional banking franchise across the Carolinas, Virginia and North Georgia.”

Financial Results

Income Statement – Three Months Ended June 30, 2014

Park Sterling reported net income available to common shareholders of $3.4 million, or $0.08 per share, for the three months ended June 30, 2014 (“2014Q2”). This compares to net income available to common shareholders of $3.6 million, or $0.08 per share, for the three months ended March 31, 2014 (“2014Q1”) and net income available to common shareholders of $3.5 million, or $0.08 per share, for the three months ended June 30, 2013 (“2013Q2”). The $129,000, or 4%, decrease in net income available to common shareholders from 2014Q1 resulted primarily from $594,000 in merger-related expenses associated with the acquisition of Provident Community on May 1, 2014, as well as an increase in effective tax rate from 29.21% to 33.92%, reflecting the absence of the previous quarter’s $651,000 nontaxable BOLI death benefit. The negative impact from these changes was partially offset by increased revenues, from both organic growth and the acquisition, and a larger reversal of provision expense, from improved asset quality. The $84,000, or 2%, decrease in net income available to common shareholders from 2013Q2 resulted primarily from increased noninterest expenses relating to hiring initiatives and the acquisition of Provident Community, which were partially offset by increased revenues and a reversal of provision expense. The Provident Community acquisition is not expected to contribute meaningfully to net income until integration efforts are completed later this year.

Park Sterling reported adjusted net income available to common shareholders, which excludes merger-related expenses and gain or loss on sale of securities, of $3.8 million, or $0.09 per share, in 2014Q2. This compares to adjusted net income available to common shareholders of $3.4 million, or $0.08 per share, in 2014Q1 and adjusted net income available to common shareholders of $4.0 million, or $0.09 per share, in 2013Q2. The $415,000, or 12%, increase in adjusted net income available to common shareholders from 2014Q1 resulted primarily from increased revenues and a larger reversal of provision expense, which were partially offset by higher noninterest expenses and a higher effective tax rate. The $120,000, or 3%, decrease in adjusted net income available to common shareholders from 2013Q2 resulted primarily from increased noninterest expenses, which were partially offset by higher revenues and a reversal of provision expense.

Net interest income totaled $19.1 million in 2014Q2, which represents a $1.8 million, or 10%, increase from $17.3 million in 2014Q1 and a $408,000, or 2%, increase from $18.7 million in 2013Q2. Average total earning assets increased $174.3 million, or 10%, to $1.94 billion in 2014Q2 compared to $1.76 billion in 2014Q1 reflecting organic growth and the Provident Community acquisition. This growth included a $92.0 million, or 7%, increase in average loans (including loans held for sale), a $29.8 million, or 7%, increase in average marketable securities and a $52.5 million, or 88%, increase in average other earning assets. The large increase in average other earning assets reflects acquired securities liquidated upon completion of the merger the proceeds of which were, in large part, subsequently redeployed into loans and marketable securities during the quarter. Average total earning assets increased $196.1 million, or 11%, in 2014Q2 compared to $1.74 billion in 2013Q2, again reflecting organic growth and the Provident Community acquisition. This growth included a $59.8 million, or 4%, increase in average loans (including loans held for sale), a $126.6 million, or 42%, increase in average marketable securities and a $9.7 million, or 9%, increase in average other earning assets. The large increase in average marketable securities reflects efforts initiated in the second half of 2013 to redeploy excess cash and interest-bearing balances, in part, into the investment portfolio.

Net interest margin was 3.95% in 2014Q2, representing a 2 basis point decrease from 3.97% in 2014Q1 and a 35 basis point decrease from 4.30% in 2013Q2. The decrease in net interest margin from the prior quarter resulted primarily from a higher mix of lower yielding other earning assets, which comprised 6% of average total earning assets at an average rate of 0.49% in 2014Q2 compared to 3% of average total earning assets at an average rate of 0.59% in 2014Q1. The average yield on loans (including fees), in contrast, increased 12 basis points to 5.38% in 2014Q2 from 5.26% in 2014Q1, reflecting improvement in the yield on purchased credit impaired (“PCI”) loans, as cash flows outperformed modeled expectations, a $68,000 increase in accelerated accretion of net acquisition accounting fair market value adjustments, increased loan fees, in part from builder finance activities, and a higher yield on loans acquired from Provident Community. Accelerated accretion ($86,000 in 2014Q2, $18,000 in 2014Q1 and $560,000 in 2013Q2) reflects enhanced accretion of credit and interest rate marks resulting from borrowers repaying performing acquired loans faster than required by their contractual terms and/or restructuring loans in such a way as to effectively result in a new loan under the contractual cash flow method of accounting, both of which result in the associated remaining credit and interest rate marks being fully accreted into interest income. The decrease in net interest margin from 2013Q2 resulted from a 26 basis point decrease in average yield on loans from 5.64%, reflecting both a lower mix of higher yielding PCI loans and lower accelerated accretion, and an 11 basis point increase in the cost of average total interest-bearing liabilities to 0.53% from 0.42%, reflecting the loss of beneficial acquisition accounting fair market value adjustments in the fourth quarter of 2013.

Adjusted net interest margin, which excludes accelerated accretion, was 3.93% in 2014Q2, representing a 4 basis point decrease from 3.97% in 2014Q1 and a 24 basis point decrease from 4.17% in 2013Q2. The reduction in adjusted net interest margin from 2014Q1 resulted primarily from the higher mix of lower yielding other earning assets discussed above. Loan yields, excluding accelerated accretion, increased 10 basis points to 5.35% from 5.25% due to the improvement in yield on PCI loans, increased loan fees and higher yield on loans acquired from Provident Community. The decrease in adjusted net interest margin from 2013Q2 resulted primarily from the decreased yield on loans and increased cost of interest-bearing liabilities discussed above.

The company reported a $365,000 net release in provision for loan losses in 2014Q2, compared to a net release of $17,000 in 2014Q1 and net expense of $75,000 in 2013Q2. The 2014Q2 release included a $530,000 recovery from returning a previously impaired covered PCI pool to non-impaired status, as accounted for under ASC 310-30 (formerly SOP 03-3), including the impact on the related indemnification asset, which was partially offset by $165,000 of provision expense associated with non-acquired loans. The 2014Q1 release included $82,000 of provision expense associated with non-acquired loans and $599,000 in provision expense from the net impact of adding a newly impaired covered PCI pool and returning a previously impaired covered PCI pool to non-impaired status, including the impact on the related indemnification asset, which was more than offset by a $698,000 net recovery in non-acquired loans. The 2013Q2 net expense consisted of $75,000 of provision expense from adding a newly impaired covered PCI pool, including the impact on the related indemnification asset.

Noninterest income increased $530,000, or 15%, to $4.0 million in 2014Q2, compared to $3.5 million in 2014Q1 and increased $48,000, or 1%, compared to $3.97 million in 2013Q2. The increase in noninterest income from 2014Q1, which resulted from both organic growth and the Provident Community acquisition, included a $368,000, or 58%, increase in service charges on deposit accounts, a $409,000, or 168%, increase in mortgage banking income, including $159,000 related to written loan commitments, as accounted for under ASC 815-10-S99-1 (formerly SAB 109), and a $216,000, or 39%, increase in ATM and card income. In addition, other noninterest income increased $699,000, or 188%, driven by a $936,000 gain from selling MasterCard Class A shares following MasterCard’s 10-for-1 stock split. Offsets to these increases include a $595,000, or 53%, decrease in income from bank-owned life insurance, due to the absence of the prior quarter’s $651,000 nontaxable BOLI death benefit, a $33,000 loss on the sale of securities, compared to a $276,000 gain in the prior quarter, when securities were sold at the parent level to generate cash for the acquisition of Provident Community, and a $256,000, or 53%, increase in the amortization of indemnification assets, reflecting a decrease in expected claims on acquired covered loans. The increase in noninterest income from 2013Q2 reflected a $385,000, or 62%, increase in service charges on deposit accounts, which was partially offset by a $324,000, or 33%, decrease in mortgage banking income. Compared to the prior year quarter, the aforementioned $794,000 increase in other noninterest income from sale of MasterCard Class A shares in 2014Q2 was largely offset by a $781,000 increase in the amortization of indemnification assets in 2013Q2.

Noninterest expense increased $2.5 million, or 16%, to $18.3 million in 2014Q2, compared to $15.7 million in 2014Q1, and increased $1.5 million, or 9%, compared to $16.8 million in 2013Q2. Adjusted noninterest expenses, which exclude merger-related expenses ($594,000 in 2014Q2, $81,000 in 2014Q1 and $822,000 in 2013Q2), increased $2.0 million, or 13%, to $17.7 million in 2014Q2, compared to $15.7 million in 2014Q1 and increased $1.7 million, or 11%, compared to $16.0 million in 2013Q2. The increase in adjusted noninterest expenses from 2014Q1 resulted from both hiring initiatives and the Provident Community acquisition, and included a $437,000, or 5%, increase in personnel expenses, a $244,000, or 12%, increase in occupancy and equipment, a $162,000, or 12%, increase in data processing and service fees, a $128,000, or 53%, increase in deposit charges and FDIC insurance and a $140,000, or 32%, increase in communication fees. In addition, net cost of operation of OREO increased $153,000, or 289%, due to lower gains on dispositions, and other noninterest expenses increased $608,000, or 75%, due in part to a $290,000 unfavorable true-up of franchise tax accruals in 2014Q2. The increase in adjusted noninterest expenses from 2013Q2 again resulted from both hiring initiatives and the Provident Community acquisition, and included an $856,000, or 10%, increase in personnel expenses, a $307,000, or 16%, increase in occupancy and equipment, a $180,000, or 14%, increase in data processing and service fees and a $146,000, or 34%, increase in communication fees. In addition, increases of $242,000 in net cost of operation of OREO and $257,000 in other noninterest expense were partially offset by a $375,000 decrease in loan and collection expenses.

The company’s effective tax rate increased to 33.9% in 2014Q2 compared to 29.4% in 2014Q1 due primarily to the absence of the prior quarter’s $651,000 nontaxable BOLI death benefit. The company’s effective tax rate was relatively flat compared to 34.4% in 2013Q2.

Balance Sheet

Total assets increased $240.2 million, or 12%, to $2.25 billion at 2014Q2, compared to total assets of $2.01 billion at 2014Q1, driven both by organic loan growth and the Provident Community acquisition. Cash and equivalents decreased $35.8 million, or 34%, to $69.0 million, due to the deployment of excess cash into loans and the use of $6.5 million in cash as merger consideration. Total securities, including non-marketable securities, increased $78.0 million, or 20%, to $474.7 million due primarily to the reinvestment of acquired cash and securities from Provident Community. During 2014Q2, the company re-designated $58.5 million of residential mortgage pass-through and collateralized mortgage obligation securities from available-for-sale to held-to-maturity to mitigate the risk of unrealized mark-to-market losses from rising interest rates. This change had no impact on reported earnings.

Total securities at 2014Q2 included two investments in senior tranches of collateralized loan obligations (“CLOs”) totaling $14.8 million, with respect to which the collateral eligibility provisions have not yet been amended to comply with the new bank investment criteria under the Volcker Rule. The two securities had a net unrealized loss of $178,000 at 2014Q2 that may result in the company recognizing other than temporary impairment should they be determined not to comply with the Volcker Rule. The company recognized a loss of $33,000 on the sale of an additional CLO during 2014Q2 given expectations that it would not be amended to comply with the Volcker Rule.

Total loans, excluding loans held for sale, increased $170.8 million, or 13%, to $1.47 billion at 2014Q2 compared to 2014Q1. The increase included organic growth of $70.8 million, or 22% annualized, and an increase of $100.0 million resulting from the Provident Community acquisition, net of acquisition accounting fair market value adjustments. The company’s metropolitan markets, which include Charlotte, Raleigh and Wilmington, North Carolina, Greenville and Charleston, South Carolina and Richmond, Virginia, reported organic growth of $36.2 million, or 24% annualized, to $639.8 million, due to continued success in origination efforts. The community markets, excluding Provident Community, reported a narrowing $5.1 million, or 1% annualized, decrease in total loans to $395.0 million, due primarily to a slowdown in runoff in acquired loans. The company’s central business units, which primarily include mortgage, wealth management, builder finance, asset-based lending and special assets, reported organic growth of $39.7 million, or 53% annualized, to $338.8 million, as increases in origination activities more than offset reductions in special asset loans.

The company’s loan mix was relatively unchanged at 2014Q2 compared to 2014Q1. Total consumer loans held at 29% of total loans, with residential mortgages, home equity lines of credit and residential construction at 13%, 10% and 3% of total, respectively. The combination of commercial and industrial and owner-occupied real estate loans increased to 31% from 30% of total loans. Investor owned commercial real estate held at 31% of total loans, and acquisition, construction and development held at 9% of total loans.

In terms of accounting designations, compared to 2014Q1 non-acquired loans, which include certain renewed and/or restructured acquired performing loans that are re-designated as non-acquired, increased $119.6 million, or 15%, to $897.3 million. Acquired performing loans increased $37.5 million, or 10%, to $413.2 million, and PCI loans increased $13.7 million, or 9%, to $163.2 million. In terms of net acquisition accounting fair market value adjustments (or “marks”), at 2014Q2, non-covered performing acquired loans totaled $407.5 million and included a $4.1 million, or 0.99%, mark; non-covered PCI loans totaled $110.4 million and included a $26.4 million, or 19.3%, mark; and covered PCI loans totaled $54.8 million and included a $10.5 million, or 18.1%, mark.

Total deposits increased $225.2 million, or 14%, to $1.86 billion at 2014Q2, compared to $1.64 billion at 2014Q1, resulting primarily from the Provident Community acquisition. Noninterest bearing demand deposits increased $65.9 million, or 25%, to $331.9 million (18% of total deposits). Non-brokered money market, NOW and savings deposits increased $106.1 million, or 14%, to $878.4 million (47% of total deposits). Non-brokered time deposits increased $73.2 million, or 17%, to $509.3 million (28% of total deposits). Finally, brokered deposits, which include $63.7 million in broker-dealer sweep accounts utilized to fund an investment strategy initiated in 2013Q4, decreased $20.0 million, or 12%, to $143.2 million (7% of total deposits). Core deposits, which exclude time deposits greater than $250,000 and brokered deposits, increased to 90% of total deposits at 2014Q2 from 87% at 2014Q1.

Total borrowings increased $7.4 million, or 9%, to $86.8 million at 2014Q2 compared to $79.5 million at 2014Q1. The company exercised an optional prepayment to fully redeem $6.9 million in 11% Tier 2 eligible subordinated debt at the bank on June 30, 2014, which had no impact on net income. This decrease in borrowings was more than offset by $5.7 million in repurchase agreements and $7.8 million in trust preferred subordinated debt, net of acquisition accounting fair market value adjustments, assumed in the Provident Community acquisition.

Total shareholders’ equity increased $3.5 million, or 1%, to $269.5 million at 2014Q2 compared to $266.0 million at 2014Q1, driven by retained earnings and lower unrealized losses in the marketable securities portfolio. In 2014Q2, the company repurchased approximately 68,000 shares of common stock at an average cost of $6.50 per share, for a total of approximately $446,000. The repurchases were conducted in the open market under the previously announced 2.2 million share repurchase authorization. The company’s ratio of tangible common equity to tangible assets decreased to 10.35% at 2014Q2 from 11.73% at 2014Q1 as a result of increased tangible assets, from organic loan growth and the Provident Community acquisition, and decreased tangible common equity, from the addition of $7.0 million in goodwill and core deposit intangibles from the Provident Community acquisition. The company’s Tier 1 leverage ratio similarly decreased to 10.60% in 2014Q2 from 11.73% in 2014Q1.

Asset Quality

Asset quality ratios continued to improve in the second quarter and remain a point of strength for the company. Nonperforming loans increased $383,000, or 4%, to $9.5 million at 2014Q2, but decreased to 0.65% of total loans from 0.70% at 2014Q1. Nonperforming assets increased $1.0 million, or 4%, to $25.7 million at 2014Q2, but decreased to 1.14% of total assets from 1.23% at 2014Q1. Nonperforming assets include $5.2 million of covered OREO representing 20% of total nonperforming assets at 2014Q2, compared to $6.7 million of covered OREO representing 27% of total nonperforming assets at 2014Q1. The company currently expects 80% of losses and associated expenses on covered OREO to be reimbursed under its FDIC loss share agreements.

The company reported a net recovery of $460,000, or 0.13% of average loans (annualized), in 2014Q2, compared to a net recovery of $549,000, or 0.17% of average loans (annualized), in 2014Q1. The allowance for loan losses increased $102,000, or 1%, to $9.2 million at 2014Q2, compared to $9.1 million at 2014Q1, but decreased to 0.62% of total loans from 0.70% as a result of the previously discussed increase in total loans. The increase in allowance included (i) a $343,000, or 5%, decrease to $6.2 million in the quantitative component, reflecting improved portfolio performance in recent quarters; (ii) a $722,000, or 56%, increase to $2.0 million in the qualitative component, reflecting management’s judgment regarding inherent loss in the portfolio not captured by historical losses; (iii) a $246,000, or 35%, increase to $959,000 in the specific component; and (iv) a net $523,000, or 100%, decrease in the PCI component to zero as a result of the previously impaired pool being returned to performing status.

During the first quarter of 2011, and as contemplated in Park Sterling Bank’s 2010 public offering, 568,260 shares of restricted stock were issued but will not vest until the company’s share price achieves certain performance thresholds above the equity offering price (these restricted stock awards, of which 554,400 remained outstanding at 2014Q2, vest one-third each when the share price reaches, for 30 consecutive days, $8.125, $9.10 and $10.40 per share, respectively). These performance thresholds have not yet been achieved. Accordingly, these additional shares have been excluded from earnings and tangible book value per share calculations.

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Conference Call

A conference call will be held at 8:30 a.m., Eastern Time this morning (July 24, 2014). The conference call can be accessed by dialing (888) 317-6016 and requesting the Park Sterling Corporation earnings call. Listeners should dial in 10 minutes prior to the start of the call. The live webcast and presentation slides will be available on www.parksterlingbank.com under Investor Relations, “Investor Presentations.”

A replay of the webcast will be available on www.parksterlingbank.com under Investor Relations, “Investor Presentations” shortly following the call. A replay of the conference call can be accessed approximately one hour after the call by dialing (877) 344-7529 and requesting conference number 10048316.

About Park Sterling Corporation

Park Sterling Corporation, the holding company for Park Sterling Bank, is headquartered in Charlotte, North Carolina. Park Sterling, a regional community-focused financial services company with approximately $2.3 billion in assets, is the largest community bank headquartered in the Charlotte area and has 54 banking offices stretching across the Carolinas and into North Georgia, as well as in Richmond, Virginia. The bank serves professionals, individuals, and small and mid-sized businesses by offering a full array of financial services, including deposit, mortgage banking, cash management, consumer and business finance, and wealth management services. Park Sterling prides itself on being large enough to help customers achieve their financial aspirations, yet small enough to care that they do. Park Sterling is focused on building a banking franchise that is noted for sound risk management, customized product solutions and exceptional customer service. For more information, visit www.parksterlingbank.com. Park Sterling Corporation shares are traded on NASDAQ under the symbol PSTB.

Non-GAAP Financial Measures

Tangible assets, tangible common equity, tangible book value, adjusted net income available to common shareholders, adjusted net interest margin, adjusted noninterest income, adjusted noninterest expenses, adjusted allowance for loan losses, adjusted net charge-offs/ recoveries, and related ratios and per share measures, including adjusted return on average assets and adjusted return on average equity, as used throughout this release, are non-GAAP financial measures. For additional information, see “Reconciliation of Non-GAAP Financial Measures” in the accompanying tables.

Cautionary Statement Regarding Forward Looking Statements

This news release contains, and Park Sterling and its management may make, certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts and often use words such as “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” expect,” “project,” “predict,” “estimate,” “could,” “should,” “would,” “will,” “goal,” “target” and similar expressions. These forward-looking statements express management's current expectations or forecasts of future events and, by their nature, are subject to risks and uncertainties and there are a number of factors that could cause actual results to differ materially from those in such statements. Factors that might cause such a difference include, but are not limited to: failure to realize synergies and other financial benefits from the merger with Provident Community within the expected time frames; increases in expected costs or decreases in expected savings or difficulties related to integration matters; inability to identify and successfully negotiate and complete additional combinations with other potential merger partners or to successfully integrate such businesses into Park Sterling, including the company’s ability to adequately estimate or to realize the benefits and cost savings from and limit any unexpected liabilities acquired as a result of any such business combinations; failure to generate an adequate return on investment related to the Richmond branch or other hiring initiatives; inability to generate future organic growth in loan balances or retail banking or wealth management or mortgage banking results through the hiring of new personnel, development of new products, opening of de novo branches or otherwise; the effects of negative or soft economic conditions, including stress in the commercial real estate markets or failure of continued recovery in the residential real estate markets; changes in consumer and investor confidence and the related impact on financial markets and institutions; changes in interest rates; failure of assumptions underlying the establishment of allowances for loan losses; deterioration in the credit quality of the loan portfolio or in the value of the collateral securing those loans; deterioration in the value of securities held in the investment securities portfolio; the possibility of recognizing other than temporary impairments on holdings of collateralized loan obligation securities as a result of the Volcker Rule; the impacts on Park Sterling of a potential increasing rate environment; the potential impacts of any additional government shutdown and further debt ceiling impasse, including the risk of a U.S. credit rating downgrade or default, or continued global economic instability, which could cause disruptions in the financial markets, impact interest rates, and cause other potential unforeseen consequences; fluctuations in the market price of the common stock, regulatory, legal and contractual requirements of Park Sterling, other uses of capital, the company’s financial performance, market conditions generally, and future actions by the board of directors, in each case impacting repurchases of common stock or declaration of dividends; legal and regulatory developments, including changes in the federal risk-based capital rules; increased competition from both banks and nonbanks; changes in accounting standards, rules and interpretations, inaccurate estimates or assumptions in accounting, including acquisition accounting fair market value assumptions and accounting for purchased credit-impaired loans, and the impact on Park Sterling’s financial statements; and management’s ability to effectively manage credit risk, market risk, operational risk, legal risk, and regulatory and compliance risk.

You should not place undue reliance on any forward-looking statement and should consider all of the above uncertainties and risks, as well as those more fully discussed in any of Park Sterling’s filings with the SEC. Forward-looking statements speak only as of the date they are made, and Park Sterling and Provident Community undertake no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

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For additional information contact:

David Gaines

Chief Financial Officer

(704) 716-2134

david.gaines@parksterlingbank.com

PARK STERLING CORPORATION

CONDENSED CONSOLIDATED INCOME STATEMENT

THREE MONTH RESULTS

($ in thousands, except per share amounts)	June 30,	March 31,	December 31,	September 30,	June 30,
	2014	2014	2013	2013	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans, including fees	$18,734	$16,926	$17,753	$17,970	$18,805
Taxable investment securities	2,152	1,971	1,599	1,494	1,068
Tax-exempt investment securities	133	222	185	187	195
Nonmarketable equity securities	85	66	41	37	25
Interest on deposits at banks	53	21	24	48	44
Federal funds sold	-	-	-	-	7
Total interest income	21,157	19,206	19,602	19,736	20,144
Interest expense
Money market, NOW and savings deposits	615	547	384	399	379
Time deposits	828	831	948	455	527
Short-term borrowings	1	-	-	-	1
FHLB advances	128	127	139	137	137
Subordinated debt	506	426	429	431	429
Total interest expense	2,078	1,931	1,900	1,422	1,473
Net interest income	19,079	17,275	17,702	18,314	18,671
Provision for loan losses	(365)	(17)	780	(419)	75
Net interest income after provision	19,444	17,292	16,922	18,733	18,596
Noninterest income
Service charges on deposit accounts	1,001	633	629	637	616
Mortgage banking income	653	244	777	401	977
Income from wealth management activities	773	775	848	910	731
ATM and card income	764	548	555	639	692
Income from bank-owned life insurance	525	1,120	417	537	528
Gain (loss) on sale of securities available for sale	(33)	276	(6)	-	104
Accretion (amortization) of indemnification asset	(738)	(482)	(218)	(45)	43
Other noninterest income	1,071	372	1,402	178	277
Total noninterest income	4,016	3,486	4,404	3,257	3,968
Noninterest expenses
Salaries and employee benefits	9,684	9,228	8,386	8,606	8,800
Occupancy and equipment	2,249	2,005	1,941	1,861	1,980
Data processing and outside service fees	1,544	1,346	1,389	1,268	1,640
Legal and professional fees	1,122	661	655	732	861
Deposit charges and FDIC insurance	368	240	379	372	409
(Gain) loss on disposal of fixed assets	80	1	430	(2)	-
Communication fees	576	436	425	432	448
Postage and supplies	170	175	194	188	298
Loan and collection expense	304	288	411	556	679
Core deposit intangible amortization	317	257	257	257	257
Advertising and promotion	223	233	282	186	150
Net cost of operation of other real estate owned	206	53	(48)	142	(36)
Other noninterest expense	1,431	820	1,025	1,072	1,298
Total noninterest expenses	18,274	15,743	15,726	15,670	16,784
Income before income taxes	5,186	5,035	5,600	6,320	5,780
Income tax expense	1,760	1,480	1,561	2,106	1,968
Net income	3,426	3,555	4,039	4,214	3,812
Preferred dividends	-	-	-	-	302
Net income available to common shares	$3,426	$3,555	$4,039	$4,214	$3,510

Earnings per common share, fully diluted	$0.08	$0.08	$0.09	$0.10	$0.08
Weighted average diluted common shares	44,213,802	44,264,178	44,288,998	44,273,821	44,204,581

PARK STERLING CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in thousands)	June 30,	March 31,	December 31,	September 30,	June 30,
	2014	2014	2013*	2013	2013
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
ASSETS
Cash and due from banks	$21,117	$14,226	$13,087	$11,780	$11,746
Interest-earning balances at banks	47,623	90,620	41,680	40,222	100,469
Investment securities available for sale	349,532	340,215	349,491	328,396	329,720
Investment securities held to maturity	119,302	51,303	51,972	26,636	-
Nonmarketable equity securities	5,906	5,242	5,905	6,805	5,905
Federal funds sold	280	-	300	695	495
Loans held for sale	6,388	2,063	2,430	3,070	10,985
Loans - Non-covered	1,418,129	1,237,653	1,224,674	1,240,307	1,219,513
Loans - Covered	55,532	65,173	71,134	76,035	85,146
Allowance for loan losses	(9,178)	(9,076)	(8,831)	(8,652)	(10,847)
Net loans	1,464,483	1,293,750	1,286,977	1,307,690	1,293,812

Premises and equipment, net	59,362	55,893	55,923	56,670	56,929
FDIC receivable for loss share agreements	6,993	9,209	10,025	13,959	14,848
Other real estate owned - non-covered	10,937	8,874	9,404	8,708	9,741
Other real estate owned - covered	5,234	6,652	5,088	6,173	6,542
Bank-owned life insurance	56,831	47,840	47,832	47,485	47,019
Deferred tax asset	37,957	34,183	36,318	38,528	40,595
Goodwill	29,824	26,420	26,420	26,420	26,420
Core deposit intangible	11,654	8,372	8,629	8,886	9,143
Other assets	12,033	10,382	9,309	7,768	8,554

Total assets	$2,245,456	$2,005,244	$1,960,790	$1,939,891	$1,972,923

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
Demand noninterest-bearing	$331,866	$265,929	$255,861	$262,114	$265,246
Money market, NOW and savings	942,070	835,169	799,596	729,209	743,791
Time deposits	588,771	536,363	544,428	564,640	584,068
Total deposits	1,862,707	1,637,461	1,599,885	1,555,963	1,593,105

Short-term borrowings	8,575	2,287	996	2,702	2,176
FHLB advances	55,000	55,000	55,000	75,000	55,000
Subordinated debt	23,244	22,171	22,052	21,932	21,812
Accrued expenses and other liabilities	26,420	22,359	20,774	24,541	23,773
Total liabilities	1,975,946	1,739,278	1,698,707	1,680,138	1,695,866

Shareholders' equity:
Preferred stock	-	-	-	-	20,500
Common stock	44,833	44,726	44,731	44,761	44,701
Additional paid-in capital	222,158	222,412	222,559	222,559	221,935
Retained earnings (accumulated deficit)	4,787	2,254	(405)	(3,549)	(6,869)
Accumulated other comprehensive loss	(2,268)	(3,426)	(4,802)	(4,018)	(3,210)
Total shareholders' equity	269,510	265,966	262,083	259,753	277,057

Total liabilities and shareholders' equity	$2,245,456	$2,005,244	$1,960,790	$1,939,891	$1,972,923

Common shares issued and outstanding	44,833,516	44,726,416	44,730,669	44,761,384	44,700,805

* Derived from audited financial statements. Revised to reflect measurement period adjustments to goodwill.

PARK STERLING CORPORATION

SUMMARY OF LOAN PORTFOLIO

($ in thousands)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2014	2014	2013*	2013	2013
BY LOAN TYPE	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Commercial:
Commercial and industrial	$142,973	$125,018	$122,400	$131,523	$124,773
Commercial real estate (CRE) - owner-occupied	307,514	265,128	267,581	273,340	274,043
CRE - investor income producing	457,508	409,898	382,187	371,903	368,556
Acquisition, construction and development (AC&D) - 1-4 Family Construction	28,549	19,268	19,959	23,028	16,886
AC&D - CRE construction	62,688	60,477	65,589	55,812	39,702
AC&D - Lots and land	43,601	42,459	56,759	63,944	72,566
Other commercial	6,580	4,573	3,849	3,941	3,521
Total commercial loans	1,049,413	926,821	918,324	923,491	900,047

Consumer:
Residential mortgage	194,852	172,378	173,376	174,780	180,195
Home equity lines of credit	153,921	143,123	143,754	146,484	148,686
Residential construction	48,903	39,798	40,821	46,499	52,669
Other loans to individuals	25,066	19,665	18,795	24,725	22,896
Total consumer loans	422,742	374,964	376,746	392,488	404,446
Total loans	1,472,155	1,301,785	1,295,070	1,315,979	1,304,493
Deferred costs (fees)	1,506	1,041	738	363	166
Total loans, net of deferred costs (fees)	$1,473,661	$1,302,826	$1,295,808	$1,316,342	$1,304,659

* Derived from audited financial statements.

	June 30,	March 31,	December 31,	September 30,	June 30,
	2014	2014	2013*	2013	2013
BY ACQUIRED AND NON-ACQUIRED	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Acquired loans - performing	$413,151	$375,675	$404,440	$433,695	$493,660
Acquired loans - purchase credit impaired	163,213	149,502	163,787	184,762	201,585
Total acquired loans	576,364	525,177	568,227	618,457	695,245
Non-acquired loans, net of deferred costs (fees)**	897,297	777,649	727,581	697,885	609,414
Total loans	$1,473,661	$1,302,826	$1,295,808	$1,316,342	$1,304,659

** Includes loans transferred from acquired pools following release of acquisition accounting FMV adjustments.

PARK STERLING CORPORATION

ALLOWANCE FOR LOAN LOSSES

THREE MONTH RESULTS

($ in thousands)	June 30,	March 31,	December 31,	September 30,	June 30,
	2014	2014	2013	2013	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Beginning of period allowance	$9,076	$8,831	$8,652	$10,847	$10,749
Loans charged-off	(411)	(520)	(1,471)	(1,917)	(1,133)
Recoveries of loans charged-off	871	1,069	666	141	859
Net charge-offs	460	549	(805)	(1,776)	(274)

Provision expense (release)	(356)	(304)	984	(419)	372
Benefit attributable to FDIC loss share agreements	(9)	287	(204)	-	(297)
Total provision expense charged to operations	(365)	(17)	780	(419)	75
Provision expense recorded through FDIC loss share receivable	7	(287)	204	-	297
End of period allowance	$9,178	$9,076	$8,831	$8,652	$10,847

Net charge-offs (recoveries)	$(460)	$(549)	$805	$1,776	$274
Net charge-offs (recoveries) to average loans (annualized)	-0.13%	-0.17%	0.24%	0.53%	0.08%

PARK STERLING CORPORATION

AVERAGE BALANCE SHEETS AND NET INTEREST ANALYSIS

THREE MONTHS

($ in thousands)	June 30, 2014			June 30, 2013
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate (3)	Balance	Expense	Rate (3)
Assets
Interest-earning assets:
Loans and loans held for sale, net (1)(2)	$1,397,158	$18,734	5.38%	$1,337,318	$18,805	5.64%
Fed funds sold	427	-	0.00%	12,330	7	0.23%
Taxable investment securities	416,187	2,152	2.07%	284,775	1,068	1.50%
Tax-exempt investment securities	12,809	133	4.15%	17,583	195	4.44%
Other interest-earning assets	111,878	138	0.49%	90,306	69	0.31%

Total interest-earning assets	1,938,459	21,157	4.38%	1,742,312	20,144	4.64%

Allowance for loan losses	(9,588)			(11,736)
Cash and due from banks	17,856			14,315
Premises and equipment	58,347			57,292
Goodwill	24,661			24,718
Intangible assets	10,583			9,229
Other assets	128,596			131,606

Total assets	$2,168,914			$1,967,736

Liabilities and shareholders' equity
Interest-bearing liabilities:
Interest-bearing demand	$333,130	$87	0.10%	$285,697	$62	0.09%
Savings and money market	515,943	473	0.37%	445,158	317	0.29%
Time deposits - core	488,936	693	0.57%	493,995	298	0.24%
Brokered deposits	154,520	190	0.49%	102,716	229	0.89%
Total interest-bearing deposits	1,492,529	1,443	0.39%	1,327,566	906	0.27%
Federal Home Loan Bank advances	55,000	128	0.93%	55,000	137	1.00%
Subordinated debt	27,094	506	7.49%	21,754	429	7.91%
Other borrowings	5,462	1	0.07%	2,433	1	0.16%
Total borrowed funds	87,556	635	2.91%	79,187	567	2.87%

Total interest-bearing liabilities	1,580,085	2,078	0.53%	1,406,753	1,473	0.42%

Net interest rate spread		19,079	3.85%		18,671	4.22%

Noninterest-bearing demand deposits	298,313			256,383
Other liabilities	24,212			22,589
Shareholders' equity	266,304			282,011

Total liabilities and shareholders' equity	$2,168,914			$1,967,736

Net interest margin			3.95%			4.30%

(1)	Nonaccrual loans are included in the average loan balances.
(2)	Interest income and yields for the three months ended June 30, 2014 and 2013 include accretion from acquisition accounting adjustments associated with acquired loans.
(3)	Yield/ rate calculated on Actual/Actual day count basis, except for yield on investments which is calculated on a 30/360 day count basis.

PARK STERLING CORPORATION

SELECTED RATIOS

($ in thousands, except per share amounts)	June 30,	March 31,	December 31,	September 30,	June 30,
	2014	2014	2013	2013	2013
	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited
ASSET QUALITY
Nonaccrual loans	$5,205	$5,092	$8,428	$6,778	$6,832
Troubled debt restructuring	3,550	3,562	3,854	7,527	7,767
Past due 90 days plus (and still accruing)	775	493	17	357	196
Nonperforming loans	9,530	9,147	12,299	14,662	14,795
OREO	16,171	15,526	14,492	14,881	16,283
Nonperforming assets	25,701	24,673	26,791	29,543	31,078
Past due 30-59 days (and still accruing)	2,028	160	1,437	663	2,488
Past due 60-89 days (and still accruing)	3,299	646	255	459	1,606

Nonperforming loans to total loans	0.65%	0.70%	0.95%	1.11%	1.13%
Nonperforming assets to total assets	1.14%	1.23%	1.37%	1.52%	1.58%
Allowance to total loans	0.62%	0.70%	0.68%	0.66%	0.83%
Allowance to nonperforming loans	96.31%	99.22%	71.80%	59.01%	73.32%
Allowance to nonperforming assets	35.71%	36.79%	32.96%	29.29%	34.90%
Past due 30-89 days (accruing) to total loans	0.36%	0.06%	0.13%	0.09%	0.31%
Net charge-offs (recoveries) to average loans (annualized)	-0.13%	-0.17%	0.24%	0.53%	0.08%

CAPITAL
Book value per common share	$6.10	$6.01	$5.92	$5.87	$5.80
Tangible book value per common share**	$5.19	$5.26	$5.16	$5.10	$5.03
Common shares outstanding	44,833,516	44,726,416	44,730,669	44,761,384	44,700,805
Average dilutive common shares outstanding	44,213,802	44,264,178	44,288,998	44,273,821	44,204,581

Tier 1 capital	$222,489	$225,702	$218,552	$211,121	$223,516
Tier 2 capital	9,429	16,223	15,725	15,418	17,742
Total risk based capital	231,918	241,925	234,277	226,539	241,258
Risk weighted assets	1,620,786	1,417,813	1,424,112	1,435,214	1,399,273
Average assets for leverage ratio	2,099,906	1,923,622	1,879,283	1,900,990	1,894,989

Tier 1 ratio	13.73%	15.92%	15.35%	14.71%	15.97%
Total risk based capital ratio	14.31%	17.06%	16.45%	15.78%	17.24%
Tier 1 leverage ratio	10.60%	11.73%	11.63%	11.11%	11.80%
Tangible common equity to tangible assets**	10.35%	11.73%	11.79%	11.78%	11.41%

LIQUIDITY
Net loans to total deposits	78.62%	79.01%	80.44%	84.04%	81.21%
Reliance on wholesale funding	11.75%	13.91%	14.56%	11.85%	10.61%

INCOME STATEMENT (THREE MONTH RESULTS; ANNUALIZED)
Return on Average Assets	0.63%	0.73%	0.83%	0.85%	0.72%
Return on Average Common Equity	5.16%	5.43%	6.09%	6.46%	5.38%
Net interest margin (non-tax equivalent)	3.95%	3.97%	4.08%	4.16%	4.30%

INCOME STATEMENT (ANNUAL RESULTS)
Return on Average Assets	n/a	n/a	0.76%	n/a	n/a
Return on Average Equity	n/a	n/a	5.42%	n/a	n/a
Net interest margin (non-tax equivalent)	n/a	n/a	4.17%	n/a	n/a

** Non-GAAP financial measure

Non-GAAP Financial Measures

Tangible assets, tangible common equity, tangible book value, adjusted net income available to common shareholders, adjusted net interest margin, adjusted noninterest income, adjusted noninterest expenses, adjusted allowance for loan losses, adjusted net charge-offs (recoveries), and related ratios and per share measures, including adjusted return on average assets and adjusted return on average equity, as used throughout this release, are non-GAAP financial measures. Management uses (i) tangible assets, tangible common equity and tangible book value (which exclude goodwill and other intangibles from equity and assets), and related ratios, to evaluate the adequacy of shareholders’ equity and to facilitate comparisons with peers; (ii) adjusted allowance for loan losses (which includes net FMV adjustments related to acquired loans) as supplemental information for comparing the combined allowance and fair market value adjustments to the combined acquired and non-acquired loan portfolios (fair market value adjustments are available only for losses on acquired loans); (iii) adjusted net charge-offs/ recoveries (which exclude the impact of acquisition accounting related to PCI loans) to evaluate both its asset quality and asset quality trends, and to facilitate comparisons with peers; and (iii) adjusted net income, adjusted noninterest income and adjusted noninterest expenses (which exclude merger-related expenses and gain or loss on sale of securities, as applicable), adjusted net interest margin (which excludes accelerated accretion of net acquisition accounting fair market value adjustments), and adjusted return on average assets and adjusted return on average equity (which exclude merger-related expenses and gain on or loss sale of securities) to evaluate core earnings and to facilitate comparisons with peers.

PARK STERLING CORPORATION

RECONCILIATION OF NON-GAAP MEASURES

($ in thousands, except per share amounts)

(three month and period end results unless otherwise stated)	June 30,	March 31,	December 31,	September 30,	June 30,
	2014	2014	2013	2013	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Adjusted net income (three months)
Pretax income (as reported)	$5,186	$5,035	$5,600	$6,320	$5,780
Plus: merger-related expenses	594	81	386	167	822
(gain) loss on sale of securities	33	(276)	6	-	(104)
Adjusted pretax income	5,813	4,840	5,992	6,487	6,498
Tax expense	1,972	1,414	1,697	2,162	2,235
Adjusted net income	$3,841	$3,426	$4,295	$4,325	$4,263
Preferred dividends	-	-	-	-	302
Adjusted net income available to common shareholders	$3,841	$3,426	$4,295	$4,325	$3,961

Divided by: weighted average diluted shares	44,213,802	44,264,178	44,288,998	44,273,821	44,204,581
Adjusted net income available to common shareholders per share	$0.09	$0.08	$0.10	$0.10	$0.09
Estimated tax rate	33.93%	29.21%	28.32%	33.40%	34.40%

Adjusted net interest margin
Net interest income (as reported)	$19,079	$17,275	$17,702	$18,314	$18,671
Less: accelerated mark accretion	(86)	(18)	(365)	(529)	(560)
Adjusted net interest income	18,993	17,257	17,337	17,785	18,111
Divided by: average earning assets	1,938,459	1,764,187	1,722,688	1,747,886	1,742,312
Multiplied by: annualization factor	4.01	4.06	3.97	3.97	4.01
Adjusted net interest margin	3.93%	3.97%	3.99%	4.04%	4.17%
Net interest margin	3.95%	3.97%	4.08%	4.16%	4.30%

Adjusted noninterest income
Noninterest income (as reported)	$4,016	$3,486	$4,404	$3,257	$3,968
Less: (gain) loss on sale of securities	33	(276)	6	-	(104)
Adjusted noninterest income	$4,049	$3,210	$4,410	$3,257	$3,864

Adjusted noninterest expense
Noninterest expense (as reported)	$18,274	$15,743	$15,726	$15,670	$16,784
Less: merger-related expenses	(594)	(81)	(386)	(167)	(822)
Adjusted noninterest expense	17,680	15,662	15,340	15,503	15,962

Adjusted return on average assets
Adjusted net income available to common shareholders	$3,841	$3,426	$4,295	$4,325	$3,961
Divided by: average assets	2,168,914	1,976,654	1,936,759	1,967,904	1,967,736
Multiplied by: annualization factor	4.01	4.06	3.97	3.97	4.01
Adjusted return on average assets	0.71%	0.70%	0.88%	0.87%	0.81%
Return on average assets	0.63%	0.73%	0.83%	0.85%	0.72%

Adjusted return on average equity
Adjusted net income available to common shareholders	$3,841	$3,426	$4,295	$4,325	$3,961
Divided by: average common equity	266,304	265,544	263,217	258,860	261,511
Multiplied by: annualization factor	4.01	4.06	3.97	3.97	4.01
Adjusted return on average equity	5.78%	5.23%	6.47%	6.63%	6.07%
Return on average equity	5.16%	5.43%	6.09%	6.46%	5.38%

PARK STERLING CORPORATION

RECONCILIATION OF NON-GAAP MEASURES

($ in thousands, except per share amounts)

(three month and period end results unless otherwise stated)	June 30,	March 31,	December 31,	September 30,	June 30,
	2014	2014	2013	2013	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Tangible common equity to tangible assets
Total assets	$2,245,456	$2,005,244	$1,960,790	$1,939,891	$1,972,923
Less: intangible assets	(41,478)	(34,792)	(35,049)	(35,306)	(35,563)
Tangible assets	$2,203,978	$1,970,452	$1,925,741	$1,904,585	$1,937,360

Total common equity	$269,510	$265,966	$262,083	$259,753	$256,557
Less: intangible assets	(41,478)	(34,792)	(35,049)	(35,306)	(35,563)
Tangible common equity	$228,032	$231,174	$227,034	$224,447	$220,994

Tangible common equity	$228,032	$231,174	$227,034	$224,447	$220,994
Divided by: tangible assets	$2,203,978	$1,970,452	$1,925,741	$1,904,585	$1,937,360
Tangible common equity to tangible assets	10.35%	11.73%	11.79%	11.78%	11.41%
Common equity to assets	12.00%	13.26%	13.37%	13.39%	13.00%

Tangible book value per share
Issued and outstanding shares	44,833,516	44,726,416	44,730,669	44,761,384	44,700,805
Less: nondilutive restricted stock awards	(919,216)	(796,399)	(770,399)	(753,900)	(749,900)
Period end dilutive shares	43,914,300	43,930,017	43,960,270	44,007,484	43,950,905

Tangible common equity	$228,032	$231,174	$227,034	$224,447	$220,994
Divided by: period end dilutive shares	43,914,300	43,930,017	43,960,270	44,007,484	43,950,905
Tangible common book value per share	$5.19	$5.26	$5.16	$5.10	$5.03
Common book value per share	$6.14	$6.05	$5.96	$5.90	$5.84

Adjusted allowance for loan losses
Allowance for loan losses	$9,178	$9,076	$8,831	$8,652	$10,847
Plus: acquisition accounting FMV adjustments to acquired loans	40,987	34,663	37,783	41,389	44,179
Adjusted allowance for loan losses	$50,165	$43,739	$46,614	$50,041	$55,026
Divided by: total loans (excluding LHFS)	$1,473,661	$1,302,826	$1,295,808	$1,316,342	$1,304,659
Adjusted allowance for loan losses to total loans	3.40%	3.36%	3.60%	3.80%	4.22%
Allowance for loan losses to total loans	0.62%	0.70%	0.68%	0.66%	0.83%

Adjusted net charge-offs (recoveries) (annualized)
Net charge-offs (recoveries)	$(460)	$(549)	$805	$1,776	$274
Less: net charge-offs (recoveries) of PCI loans (ASC 310-30)	-	(149)	-	(960)	23
Adjusted net charge-offs (recoveries)	$(460)	$(698)	$805	$816	$297
Divided by: average loans	$1,397,158	$1,305,157	$1,310,381	$1,319,026	$1,337,318
Multiplied by: annualization factor	4.01	4.06	3.97	3.97	4.01
Adjusted net charge-offs (recoveries) (annualized) to average loans	-0.13%	-0.22%	0.24%	0.25%	0.09%
Net charge-offs (recoveries) (annualized) to average loans	-0.13%	-0.17%	0.24%	0.53%	0.08%